CENTERSPACE

Time-Based Restricted Stock Unit Agreement

Name of Participant:	Date of Grant:
No. of Units Covered:	Vesting Commencement Date:
Vesting Date: No. Units:

    THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) governs the Stock Unit Award granted by CENTERSPACE, a North Dakota real estate investment trust (the “Company”), with the approval of the Compensation Committee (the “Committee”) and the Board of Trustees (the “Board”) of the Company, to the above-named individual (the “Participant”), in accordance with and subject to the provisions of the Company’s 2025 Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

1.Grant of Restricted Stock Units.
(a)In accordance with the Plan, and effective as of the Date of Grant specified above, the Company has granted to the Participant the number of Stock Units specified at the beginning of this Agreement (collectively, the “Restricted Stock Units,” and each a “Restricted Stock Unit.”). Each Restricted Stock Unit represents the right to receive a share of Common Stock (a “Share”), subject to the terms and conditions of this Agreement and the Plan.
(b)The Restricted Stock Units granted to the Participant shall be credited to an account in the Participant’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be issued to or in respect of the Participant pursuant to this Agreement. Restricted Stock Units may not be transferred by the Participant without the Committee’s prior written consent other than by will or the laws of descent and distribution.
2.Vesting of the Shares.
(a)The Participant’s interest in the Restricted Stock Units shall vest and become nonforfeitable on each of the vesting date set forth above (the “Vesting Date”) if the Participant remains in the continuous service on the Company’s Board from the Vesting Commencement Date through the Vesting Date. Except as provided in paragraphs 2(b) or (c), if the Participant’s employment with the Company or an Affiliate is terminated prior to a Vesting Date, any Restricted Stock Units that remain unvested as of the date of such termination shall be forfeited; provided, however, that if the Participant has served on the Board for more than one year as of the time such Participant’s service on the Board is terminated prior to the Vesting

Date, such Participant shall be entitled to receive a pro rata portion of the Shares for the period for which the Participant served on the Board.
(b)If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date the Participant’s employment is terminated due to Disability or death that occurs before the last Vesting Date, then any Restricted Stock Units that remain unvested will vest in full and become nonforfeitable as of the date of such termination.
(c)If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until a Control Change Date that occurs before the last Vesting Date and the Participant’s employment is terminated pursuant to a Qualifying Termination as of the Control Change Date or within twelve months following the Control Change Date, then any Restricted Stock Units that remain unvested will vest in full and become nonforfeitable as of the Control Change Date.
3.Issuance and Settlement.
(a)After any Restricted Stock Units vest in accordance with Section 2, the Company shall cause to be issued to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Restricted Stock Unit, subject to applicable required tax withholding. The Committee shall cause the Shares issuable in connection with the vesting of any such Restricted Stock Units to be issued as soon as practicable after vesting, but in all events no later than 30 days after vesting, and the Participant shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company and shall be in complete settlement and satisfaction of such vested Restricted Stock Units.
(b)The Participant may elect to satisfy any applicable required tax arising in relation to the Restricted Stock Units by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company) or (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such required tax withholding. In the case of clause (ii), the Company will not deliver to the Participant any fractional Shares (or equivalent cash value) remaining after reduction for withholding; rather, any remaining fractional Shares will be cancelled without payment.
4.Shareholder Rights. The Restricted Stock Units do not entitle the Participant to any rights of a shareholder of the Company. As of the date of issuance of Shares underlying Restricted Stock Units, the Participant shall have all of the rights of a shareholder of the Company with respect to any Shares issued pursuant hereto.

5.Definitions. For purposes of this Agreement, the following shall have the following meanings:
(a)“Cause” means (i) the Participant’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii) the Participant’s material breach of written agreement between the Participant and the Company; (iii) the Participant’s breach of the Participant’s fiduciary duties to the Company or an Affiliate; (iv) the Participant’s conviction of any crime (or entering a plea of guilty or nolo contendre to any crime) constituting a felony; or (v) the Participant’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Participant from serving as an officer or director of a company that has publicly traded securities. A termination of the Participant shall not be for “Cause” unless the decision to terminate the Participant is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Participant if the Participant is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant to be heard before the Board). No act or failure to act by the Participant will be deemed “willful” if it was done or omitted to be done by the Participant in good faith or with a reasonable belief on the part of the Participant that the action or omission was in the best interests of the Company or an Affiliate. Any act or failure to act by the Participant based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interest of the Company and its Affiliates.
(b)“Disability” means the Participant has been determined, by a physician selected by the Company and reasonably acceptable to the Participant, to be unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(c)“Good Reason” means, without the express written consent of the Participant, (i) a change in the Participant’s position on the Board that results in a material diminution of the Participant’s authority, duties, or responsibilities; or (ii) a material reduction by the Company in the annual rate of the Participant’s base trustee compensation. A reduction in the Participant’s rate of base trustee compensation shall be material if the rate of annual base compensation on any date is less than ninety percent (90%) of the Participant’s highest rate of annual base compensation as in effect on any date in the preceding thirty-six (36) months; provided, however, that a reduction in the Participant’s rate of annual base compensation shall be disregarded to the extent that the reduction is applied similarly to the Company’s other trustees. Notwithstanding the two preceding sentences, a change in the Participant’s duties or responsibilities or a reduction in the annual rate of the Participant’s base compensation in connection with the Participant’s termination of service (for Cause, Disability or retirement), shall not constitute Good Reason and the Participant shall not have Good Reason to resign solely because the Company does not have common shares or other securities that are publicly traded. A resignation by the Participant shall not be with “Good Reason” unless the Participant gives the Company written notice specifying the event or condition that the Participant asserts constitutes Good Reason, the notice is given no more than ninety days after the occurrence of the event or initial existence of the condition that the Participant asserts constitutes Good Reason, and the Company has failed to remedy or cure the event or condition during the thirty day (30) period after such written notice is given to the Company.
(d)“Qualifying Termination” means a termination of the Participant’s service with the Board on account of (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the

Company’s termination of the Participant for a reason other than Cause or Disability, or (iv) the Participant’s resignation with Good Reason.
6.No Right to Continued Service. This Agreement and the grant of the Stock Unit Award do not give the Participant any rights with respect to continued service with the Board. This Agreement and the grant of the Stock Unit Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s service with the Board.
7.Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Agreement and the number and kind of Shares shall be adjusted as the Board determines to be equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions, or consolidations of shares or other similar changes in capitalization.
8.Governing Law; Venue. The laws of the State of North Dakota shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of North Dakota or in any court of the State of North Dakota sitting in Minot, North Dakota. Each party waives, to the fullest extent permitted by law, (a) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (b) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.
9.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
10.Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms and provisions of the Plan.
11.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.
12.Recoupment. The Participant acknowledges and agrees that the Participant’s rights in the Restricted Stock Units, the Shares and any dividends, or other distributions paid or payable with respect to the Restricted Stock Units and the Shares are subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Agreement as of the date first set forth above.

Centerspace
[[FIRSTNAME]] [[LASTNAME]]

By: ______________________________
______________________________
Name:
Title:

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